EXHIBIT 10.16


                  SOFTWARE PROGRAMMING SERVICES AGREEMENT

          This Agreement for video game software programming (hereinafter the "Agreement") is made and entered into as of the 11th day of April, 1997 by and between Adrenalin Entertainment, a division of Western Technologies, a California Corporation, with offices at 5301 Beethoven Street, Los Angeles, CA 90066 (hereinafter the "Developer"), and THQ, Inc., a New York Corporation, with offices at 5016 N. Parkway Calabash, Suite 100, Calabash, CA 91302 (hereinafter the "Company").

                           W I T N E S S E T H :

     In consideration of the promises and covenants made herein by each party to the other, the parties agree as follows:

                                 ARTICLE 1
                          DEFINITIONS AND GENERAL
                          DESCRIPTION OF SERVICES

     1.1 The following terms shall have the following meanings when used in this Agreement and the Appendices attached hereto and made a part hereof:

         (a) "Final Delivery Date" shall mean the date set forth on Appendix C attached hereto on or before which the Final
Work Product must be delivered to the Company.

         (b) "Final Work Product" shall mean Work Product in a condition ready for submission to THQ, Inc. and Sony for approval.

         (c) "Licensed Materials" shall mean the property described in Appendix A attached hereto which the Company has licensed from the Licensor in connection with the development of Software Devices.

         (d) "Licensor" shall mean the person from whom the Company is licensing the Licensed Materials.

         (e) "Milestones" shall mean the date on which the parties entered into this Agreement and all subsequent dates set forth on Appendix C, on or prior to which the Developer is required to submit to the Company Work Product meeting the requirements set forth for that Milestone, until THQ, Inc. and Sony approve of the Final Work Product.

         (f) "Software Devices" shall mean video game cartridges or discs which embody the Final Work Product and operates through the Target System.

         (g) "Specifications" shall mean the detailed game description, in the form of Appendix A annexed hereto, provided by the Company to the Developer, which Specifications shall be the sole property of the Company.

         (h) "Target System" shall mean the computer system or video game system described in Appendix A on which the Software
Devices will operate.

         (i)   "Territory" shall mean throughout the world.

         (j) "Work Product" shall mean computer source code, object code, graphic materials, music, sound effects, documentation created by the Developer and all other materials developed and used by the Developer in connection with the Services (Defined in Section 1.2 below). Specifically excluded from this definition should be pre-existing source and object code, utilities, operating systems, algorithms and development tools to which Developer holds copyright, patent and other rights.

     1.2 The Developer agrees to provide the Company with all video game software programming services, in accordance with the Milestones herein established, which are necessary for the development of the Software Devices to be used and played on the Target System (hereinafter the "Services"). The Services shall include, but are not limited to, product design, programming, graphics and animation development, documentation, alpha testing, beta testing, and "bug correction", as may be more fully set forth on Appendices A and B.

                                 ARTICLE 2
                        DEVELOPMENT OF WORK PRODUCT

     2.1 The Work Product, developed hereunder by the Developer shall be delivered to the Company on or before each Milestone set forth in Appendix C, in such form as required for submission at the relevant Milestone. Within ten (10) working days after receipt of the Developer's Work Product, the Company shall evaluate such Work Product to determine, in its Company's sole discretion, whether the Work Product is acceptable and complies with the requirements established for such Milestone, notwithstanding the requirements of the preceding sentence, the parties agree that the Company's approval of the Work Product is subject to the contractual requirements of third parties and, therefore, Milestone 8 is subject to possible delays.

     2.2 In the event that the Work Product submitted for approval is rejected by the Company for any reason, the Company shall advise the Developer of such rejection and shall set forth the necessary modification(s). The Developer will, at no additional cost to the Company, promptly make such modification(s) and resubmit the Work Product, as so modified, to the Company for approval. This process shall be repeated until the Work Product is approved by the Company.

     2.3 Notwithstanding anything to the contrary contained herein, if (i) the Developer fails to submit the Work Product to the Company on or before the date of a relevant Milestone or (ii) such Work Product is submitted, but is not in a form acceptable to the Company, within thirty-five (35) days after such Milestone,, such shall be deemed a material breach of this Agreement by the Developer. If such breach is not cured, as provided in Section 12.2 hereafter (except that with respect to the thirty-five (35) day period described above, the Developer shall have only ten (10) days to cure such breach), the Company, in addition to any other remedies it may have, in equity or at law, shall be entitled to terminate the project without any further compensation.

     2.4 Each installment of the advance (the "Advance") described in Appendix C, if any, shall be due and payable to the Developer within thirty (30) days after the Company's approval and acceptance of the Work Product at each Milestone. If the payment of an installment of the advance exceeds thirty (30) days after the Company's approval and acceptance, the Company will pay a 1.5% penalty of the installment, and shall pay a similar 1.5% penalty for each thirty (30) days thereafter until the installment is paid.

                                 ARTICLE 3
                       FINAL DELIVERY AND ACCEPTANCE

     3.1 The Final Work Product, including, without limitation, a copy of the final version of the annotated source code in machine and human readable forms, shall be delivered to the Company on or before the Final Delivery Date set forth in Appendix C. The Developer shall not deliver the Final Work Product until it has been thoroughly tested by the Developer and is certified by the Developer to be free of errors (commonly known as "bugs"). Within twenty (20) working days after the receipt of the Developer's Final Work Product, the Company shall evaluate such Final Work Product to determine, in its sole discretion, whether or not the Final Work Product is ready for submission to THQ, Inc. and Sony. Notwithstanding the requirements of the preceding sentence, the parties agree that the Company's approval of the Work Product is subject to the contractual requirements of third parties, and is therefore subject to possible delays.

     3.2 In the event that the Final Work Product is rejected by the Company for any reason, the Company will advise the Developer, in writing, in what respects the Final Work Product requires modification. The Developer will, at no additional cost to the Company, promptly make such modifications. The Final Work Product, as modified, shall then be resubmitted to the Company for approval. This process shall be repeated until the Final Work Product is approved by the Company.

     3.3   Notwithstanding anything to the contrary herein, if
(i) the Developer fails to submit the Final Work Product to the Company on or before the Final Delivery Date or (ii) the Final Work Product is submitted, but is not in a form acceptable to the Company, within thirty-five (35) days after the Final Delivery Date, such shall be deemed a material breach of this Agreement by Developer. If such breach is not cured, as provided in Section
12.2 hereafter (except that with respect to the thirty-five (35) day period described above, the Developer shall have only ten
(10) days to cure such breach), the Company, in addition to any other remedies it may have, in equity or at law, shall be entitled to terminate the project without any further compensation.

     3.4 Concurrent with its submission of the Final Work Product, the Developer shall deliver to the Company all information necessary to enable the Company to produce necessary documentation (including, but not limited to a User's Manual) pertaining to the Final Work Product and its use in the Software Devices. Such information shall be in the form of written documentation pertinent to the technical performance of the Software Devices and their use on the Target System. The Developer hereby warrants the accuracy of all such information provided.

     3.5 Any installment of Advance payable to the Developer by the Company is also set forth on Appendix C. Said installment is due and payable within thirty (30) days after the Company's approval and acceptance of the Final Work Product. If the payment of an installment of the Advance exceeds thirty (30) days after the Company's approval and acceptance, the Company will pay a 1.5% penalty of the installment, and shall pay a similar 1.5% penalty for each thirty (30) days thereafter until the installment is paid.

                                 ARTICLE 4
                          SUBMISSION TO THQ, INC.

     4.1 Any installment of the Advance payable to the Developer by the Company, upon THQ, Inc.'s approval is also set forth on Appendix C. Said installment is due and payable within thirty (30) days after THQ, Inc.'s approval of the Final Work Product. If the payment of an installment of the Advance exceeds thirty (30) days after the Company's approval and acceptances, the Company will pay a 1.5% penalty of the installment, and shall pay a similar 1.5% penalty for each thirty (30) days thereafter until the installment is paid.

                                 ARTICLE 5
                                 ROYALTIES

     5.1 The Company shall pay royalties to the Developer, as set forth on Appendix B annexed hereto, on the Company's sales of Software Devices embodying the Final Work Product. These royalties pertain solely to the Company's sale of the Software
Devices described in this Agreement.

     5.2 Royalties payable to the Developer hereunder shall be earned when the Company invoices customer for units for the Software Devices embodying the Final Work Product, less quarterly adjustments for credits and returns.

     5.3 No royalties shall be payable hereunder with respect to (i) Software Devices embodying the Final Work Product used for promotional purposes or furnished free to the trade, press or for public relations use, provided that no more than two percent (2%) of the Software Devices embodying the Final Work Product will be used for such purposes; or (ii) Software Devices embodying the Final Work Product furnished free or sold to distributors, sub-distributors, dealers, or others for less than the actual per unit manufacturing cost of the applicable Software Devices.

     5.4 No royalties will be paid to the Developer until the Company has recouped the total Advance set forth in Appendix C calculated using the Schedule of Royalties set forth in Appendix
B.

                                 ARTICLE 6
                            ROYALTY ACCOUNTINGS

     6.1 The Company will compute the Developer's royalties hereunder on a calendar year quarterly basis. Within forty-five
(45) days after the last day of each quarterly accounting period, the Company shall deliver to the Developer a statement covering such royalties and will pay any royalties owed simultaneously with delivery of the statement.

     6.2 The Company will maintain books and records which report the sales of Software Devices embodying the Final Work Product. Developer may examine these books and records, as provided in this paragraph only. The Developer may make such examinations during regular business hours and upon reasonable notice only. Each examination will take place at the place the Company normally keeps the books and records to be examined. The Developer shall be limited to two (2) such examinations each twelve (12) months, during the term of this Agreement and for one
(1) year thereafter.

     6.3 If the Developer has any objection to a royalty statement, specific notice must be given to the Company within one (1) year after the date the Developer receives the applicable statement. Each royalty statement will become conclusively binding on the Developer at the end of that period, and the Developer will to have the right to institute any action against the Company in connection with any royalty accounting, or to institute an action against the Company for royalties in connection with sales of the Software Devices embodying the Final Work Product, unless the action is commenced within the above time period.

     6.4 In connection with any claims by the Developer that additional monies are payable by the Company under this Agreement and based upon examination of the Company's books and records in connection with Section 6.2 hereof (hereinafter "Claim"), the Company will not be deemed in breach of this Agreement unless within sixty (60) days of the Company's receipt of the Developer's written Claim, together with sufficient documentation to support the Developer's Claim, sent by certified mail, return receipt requested, the Company shall neither (i) pay such additional monies claimed by the Developer, not (i) contest such Claim, in whole or in part, by written notice to the Developer. In the event the Company contests the Claim, it will not be deemed in breach of this Agreement unless such Claim has been reduced to a final non-appealable judgment by a court of competent jurisdiction and the Company will have failed to pay the Developer the amount thereof within thirty (30) days after the Company shall have received notice of the entry of such non-appealable judgment.

                                 ARTICLE 7
              ASSIGNMENT OF RIGHTS; OWNERSHIP OF WORK PRODUCT

     7.1 The Services being performed by the Developer are done at the Company's request and the resultant Work Product shall be considered a work made for hire within the meaning of the copyright laws of the United States and any foreign jurisdiction recognizing such right of authorship, and, to the extent that the Work Product is not deemed to be a work made for hire, the Developer hereby assigns to the Company all right, title and interest to the exclusive rights to the Work Product free from any claims of the Developer or any third-party; provided, however, for the pre-existing source and object code, utilities, operating systems, algorithms and development tools to which Developer holds copyright, patent and other rights, Developer hereby grants Company a non-exclusive, royalty free license for the term of copyright, patent and other rights therein.

     7.2 In addition, the Developer, upon its submission to the Company of the information and documentation used in connection with the creation of the User's Manuals, shall assign to the Company all right, title and interest to the exclusive rights to such information and documentation free from any claims of the Developer or any third party.

     7.3 The rights assigned the Company hereunder shall give the Company or any third party designated by the Company, the unlimited right to manufacture and sell the Software Devices embodying the Final Work Product, by any method in which the Company desires, and to use any trademarks, trade names or labels in connection therewith. In the event that any properties contained in the Work Product shall be deemed to be owned by the Developer, this Developer shall license the Company to use all of such properties for the term of this Agreement. Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to manufacture, market, promote or sell any Software Devices embodying the Final Work Product.

                                 ARTICLE 8
                    INTELLECTUAL PROPERTY ASSIGNMENT &
                          DEVELOPER'S WARRANTIES

     8.1 Subject to the Developer's retained rights provided in Paragraphs 1.1(j) and 7.1 elsewhere in this Agreement, from the date the Work Product is initially delivered to the Company, copyright in the Work Product, in the Territory, will be deemed assigned by Developer to the Company. On or around such date, the Developer shall execute an assignment of copyright in a form reasonably acceptable to the Company evidencing the foregoing transfer. The Company shall have the right to register, in the office of the Register of Copyrights of the United States, and in any other jurisdiction in the Territory, all or any part of the Work Product in its name as the owner thereof. The same rights shall apply with respect to the Developer's delivery of the information and documentation used in connection with the creating of the User's Manual.

     8.2 The Developer warrants and represents that it has the right and authority to enter into this Agreement and to fully perform all of its obligations hereunder.

     8.3 The Developer warrants that the Work Product (other than those elements, if any, provided to the Developer by the Company) is a wholly owned original work of authorship developed by its employees, or under their direct supervision, and does not infringe upon the copyrights of any person, firm or corporation. Developer also warrants that the pre-existing source and object code, utilities, operating systems, algorithms and development tools to which Developer holds copyright, patent and other rights, to which Developer has granted the Company a non-exclusive, royalty free license for the term of copyright, patent and other rights therein, that Developer owns such the rights granted as a license and that such license and Company's use thereunder shall not violate any other party's rights or contracts between Developer and other parties.

     8.4 The Developer warrants and represents that the Developer, commencing on execution of this Agreement and continuing until the expiration or earlier termination of this Agreement, at no charge to the Company, will promptly correct any programming defects in the Work Product or Final Work Product.

                                 ARTICLE 9
                           COMPANY'S WARRANTIES

     9.1 The Company warrants and represents that it has the right and authority to enter into this Agreement and to fully perform all of its obligations hereunder.

     9.2 The Company warrants that it has acquired all rights in the Licensed Material and that the Developer's use of the Licensed Material will not infringe upon the rights of any other person, firm or corporation.

                                ARTICLE 10
                             INDEMNIFICATIONS

     10.1 The Developer will indemnify and hold the Company, its directors, officers, employees and agents harmless from and against all liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorney's fees), arising out of or associated with any written demand letter and subsequent negotiations, any legal action or claim filed in a court of law, or arbitration arising out of a breach of Developer's warranties under this Agreement and/or the Developer's activities or negligence in creating the Software Device as set forth hereunder.

     10.2 The Company will give the Developer prompt notice of any claim arising due to any breach of any of Developer's warranties given hereunder. The Company will have the right to participate in its defense or settlement with counsel of Company's and Developer's mutual choice, and all costs and expenses therefor will be borne by the Developer.

     10.3 The Company will indemnify and hold the Developer, its directors, officers, employees and agents harmless against any losses, liabilities, damages and expenses (including reasonable attorney's fees) which they or any of them incur or be obligated to pay in any action, claim or proceeding against them or any of them, in connection with or arising out of (a) the Company's breach of any of its representations or warranties herein or (b) the Company's marketing, advertising, sales, distribution and/or other exploitation of the Software Devices which embody the Final Work Product, in whole or in part or (c) the Company's fault or negligence in connection with the transactions completed by this Agreement. The provisions of this Section 10.3 shall not apply to any claim which arises as a result of a breach of any representation or warranty made by the Developer herein.

                                ARTICLE 11
                     EXCUSABLE DELAY (FORCE MAJEURE),
                            DELAY OF COMPLETION

     11.1 In the event either party is prevented from fulfilling its material obligations hereunder or said obligations are materially interfered with by reason of events of war, fire, flood, earthquake, explosion, or other natural disaster, such obligation which cannot be performed shall be delayed until it can be performed. The party claiming excusable delay must promptly notify the other party of such delay. If the delay continues for more than thirty (30) days, the other party may terminate this Agreement by giving fifteen (15) days prior written notice to the delaying party, provided that the Agreement will not terminate if the party claiming excusable delay substantially performs the material obligation which has been delayed within such fifteen (15) day period.

                                ARTICLE 12
                         TERM OF AGREEMENT; BREACH

     12.1 This Agreement shall become effective on the date this Agreement is signed and shall remain effective as long as the said product remains for sale by the Company.

     12.2 In the event of a material breach of this Agreement by either party, the non-breaching party may (reserving cumulatively all other rights and remedies at law or in equity unless expressly stated herein) terminated this Agreement by giving thirty (30) days prior written notice. Notwithstanding the foregoing, this Agreement will not terminate at the end of the notice period if the party in breach has cured the breach about which it has been notified. In the event that the Company terminates this Agreement as a result of a material breach of this Agreement by the Developer, the Developer shall not be entitled to any royalties or other compensation, directly or indirectly related to the Software Devices, by reason of this Agreement or otherwise. Excepting those advances previously paid or earned by the developer.

     12.3 The Company may cancel this Agreement at any time prior to the Final Delivery Date, without case, by providing the Developer with written notice of such cancellation. In the event of such cancellation, the Company's sole obligation and liability shall be to pay the Developer (i) installments of any Advance payable to the Developer for all Milestones completed prior to the date of such cancellation and (ii) the installment of the Advance, if any, which the Developer would have received upon its completion of the Milestone immediately following such cancellation. Such payments shall be the exclusive remedy with respect to the Company's termination of this Agreement without cause.

                                ARTICLE 13
                                ASSIGNMENT

     13.1 This Agreement and the Appendices will be binding on the parties' respective successors and permitted assigns.

     13.2 The Developer may not assign this Agreement and/or any of the rights or obligations hereunder without the prior written consent of the Company; provided, however, Developer may assign its rights to receive royalties under this Agreement subject to Company's approval not to be unreasonably withheld.

     13.3 The Company may assign this Agreement to any person, upon written notification to the Developer, provided, however, such assignment shall not relieve the Company of its obligations hereunder, unless assignee agrees to accept such obligations in writing.

                                ARTICLE 14
               RELATIONSHIP OF THE COMPANY AND THE DEVELOPER

     14.1 The Developer is an independent contractor. The Developer is not the Company's employee or agent. The Developer will not be entitled to compensation for its Services except as provided in the Agreement and the Appendices. The Developer, and the Company shall be responsible for the payment of its employees' compensation, disability benefits, unemployment insurance, and for withholding income taxes and social security. The Developer shall not be entitled to receive any benefits provided by the Company to its employees.

     14.2 The Developer shall not have any authority to make agreements or representations on the Company's behalf or to hold itself out to be the Company's employee, agent or servant.

     14.3 The Developer agrees to indemnify and hold the Company and its directors, officers and employees harmless from and against all claims, liabilities or obligations asserted against any of them for the Company's not withholding taxes or making unemployment and worker compensation payments and the like, as a result of the Developer's independent contractor status. Such indemnification shall include any penalties and interest asserted thereon as well as the payment of the reasonable attorney's fees.

                                ARTICLE 15
                      EQUIPMENT PROVIDED TO DEVELOPER

     15.1  The Company may provide the Developer with the use (at
Developer's place of business) of development board systems adequate to perform the Service.

     15.2 The Developer shall not utilize such equipment for any reason other than the performance of the Services for the Company hereunder. Any other use shall be deemed a material breach of this Agreement. In the event that the Company shall terminate this Agreement as a result of such breach, pursuant to the provisions of Section 12.2 hereof (except that there shall be no cure period for any breach pursuant to this Section 15.2), in addition to any other remedies it may have, in equity or in law, the Company shall be entitled to terminate the project without any further compensation.

                                ARTICLE 16
                         CONFIDENTIAL INFORMATION

     16.1 During the term of this Agreement and for a period of three (3) years from the expiration or earlier termination of this Agreement, the Developer will regard and preserve as strictly confidential all information and material, including specifications, software design notice, marketing information, manufacturing information, and customer or client information, provided to the Developer by the Company in connection with the Developer's Services (hereinafter "Confidential Information of the Company" or "Information").

     16.2 The Developer further acknowledges and agrees that, in the event of a breach of threatened breach of this Article 16, the Company shall have no adequate remedy in money or damages and, accordingly, shall be entitled to preliminary, permanent and other injunctive relief without having to post bond or prove irreparable injury.

     16.3 The Company and the Developer agree that the Developer will have no obligation in connection with specific Confidential Information of the Company to the extent, but only to the extent that (i) such Information is already known to the Developer, free from any obligation to keep such Information confidential, at the time it is obtained from the Company, (ii) such Information is or becomes publicly known in the trade or otherwise through no wrongful act of the Developer, or (iii) such Information is rightfully received by the Developer from a third party without restriction and without breach of this Agreement.

     16.4 Upon request of the Company, upon completion of Services, or upon termination of this Agreement as otherwise provided herein, all Confidential Information of the Company will be returned to the Company. The Developer will not retain any copies of any Confidential Information of the Company after such Information is returned to the Company.

     16.5 The Developer agrees to cause all of its employees who are employed in the development of the Work Product and/or will have access to any Confidential Information to enter into a Confidentiality Agreement in the form of Appendix D annexed hereto.

                                ARTICLE 17
                                  GENERAL

     17.1 This Agreement and the Appendices shall be construed in accordance with the laws of the State of California applicable to agreements executed and to be wholly performed therein. The parties hereto agree that any dispute arising out of or relating to this Agreement may be instituted and prosecuted in the courts of competent jurisdiction of the State of California located in Los Angeles County, and the parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums.

     17.2 Except as otherwise provided in this Agreement and/or the Appendices, this Agreement and/or the Appendices can be modified, amended, or any provision waived by only a written instrument signed by the Company and by an authorized representative of the Developer.

     17.3 This Agreement, combined with the Appendices, is the entire Agreement between the parties in connection with the subject matter of the Agreement and the Appendices; it incorporates, replaces and supercedes all prior agreements, promises, proposals, representations, understandings and negotiations, written or not, between the parties in connection therewith.

     17.4 In the event any one or more of the provisions of this Agreement or the Appendices are unenforceable, it will be stricken from this Agreement, but the remainder of the Agreement and Appendices will be unimpaired.

     17.5 The headings in this Agreement are for purposes of reference only.

     17.6 Upon first publication of the Software Devices which embody the Final Work Product, the Company will provide the Developer with twenty-four (24) gratis copies of the Software Devices. Thereafter, the Developer will be permitted to purchase such reasonable additional quantities as required at the Company's lowest wholesale prices, plus applicable shipping charges.

     17.7 THQ, Inc. will provide Developer's logo on packaging and manual, with sign-off privileges for Developer's representation of said logos. Location of logo is subject to THQ, Inc.'s and Sony's discretion.

     17.8 As of sixty (60) days prior to final delivery of products, the Developer will support any known hardware devices.
The Developer makes no warranties as to the compatibility of the hardware devices appearing at retail after said date.

     IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, and intending to be legally bound, have executed this Agreement on the date first above written.

                    AGREED & ACCEPTED BY ADRENALIN ENTERTAINMENT,
                    A DIVISION OF WESTERN TECHNOLOGIES, INC.


                    By:s/Jay Smith III
                         Jay Smith III duly authorized and as
                         President of Western Technologies, Inc.

                    AGREED & ACCEPTED BY THQ, INC.


                    By:s/Steve Ryno
                         Steve Ryno, duly authorized and as
                         Vice President of Product
                         Development of THQ, Inc.



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